Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

OLD MUTUAL GLOBAL SHARES TRUST

Dated as of December 5, 2008

The undersigned, the trustees of Old Mutual Global Shares Trust, desiring to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3810, hereby certify as follows:

1. The name of the statutory trust is Old Mutual Global Shares Trust (the “Trust”).

2. The business address of the registered office of the Trust is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. Pursuant to the § 3807(b) of the Delaware Statutory Trust Act, notice is hereby given that the Trust will become a registered investment company under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of this 5th day of December, 2008.

By:	/s/ Betserai Tendai Musikavanhu
Name: Title:	Betserai Tendai Musikavanhu Sole Trustee